SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                           PRAEGITZER INDUSTRIES, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    739422103
                                 (CUSIP Number)

                                 Mark H. Swartz
                            Executive Vice President
                        c/o Tyco International (US) Inc.
                                  One Tyco Park
                                Exeter, NH 03833
                                 (603) 778-9700
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                October 26, 1999
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: / /

                               Page 1 of 11 pages
                         Exhibit Index appears on page 9

                                  SCHEDULE 13D

CUSIP No.  739422103                                         Page 2 of 11 Pages

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Tyco International Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  /__/         (b)  /X/
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)
                                                               /__/
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Bermuda
--------------------------------------------------------------------------------
                         7) SOLE VOTING POWER
                            (See Item 5)
     NUMBER             --------------------------------------------------------
     OF                  8) SHARED VOTING POWER
     SHARES                 (See Item 5)
     BENEFICIALLY       --------------------------------------------------------
     OWNED BY            9) SOLE DISPOSITIVE POWER
     EACH                   (See Item 5)
     REPORTING          --------------------------------------------------------
     PERSON             10) SHARED DISPOSITIVE POWER
     WITH                   (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDESCERTAIN SHARES
         (See Item 5)                                       /__/
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.  739422103                                          Page 3 of 11 Pages

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sigma Circuits, Inc.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  /__/      (b)  /X/
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)
                                                               /__/
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                       7) SOLE VOTING POWER
                          (See Item 5)
     NUMBER          -----------------------------------------------------------
     OF                8) SHARED VOTING POWER
     SHARES               (See Item 5)
     BENEFICIALLY    -----------------------------------------------------------
     OWNED BY          9) SOLE DISPOSITIVE POWER
     EACH                 (See Item 5)
     REPORTING       -----------------------------------------------------------
     PERSON           10) SHARED DISPOSITIVE POWER
     WITH                 (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Item 5)                                        /__/
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No.  739422103                                        Page 4 of 11 Pages

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     T Merger Sub (OR), Inc.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  /__/      (b)  /X/
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
           AF
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)
                                                           /__/
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Oregon
--------------------------------------------------------------------------------
                        7) SOLE VOTING POWER
                           (See Item 5)
     NUMBER           ----------------------------------------------------------
     OF                 8) SHARED VOTING POWER
     SHARES                (See Item 5)
     BENEFICIALLY     ----------------------------------------------------------
     OWNED BY           9) SOLE DISPOSITIVE POWER
     EACH                  (See Item 5)
     REPORTING        ----------------------------------------------------------
     PERSON            10) SHARED DISPOSITIVE POWER
     WITH                  (See Item 5)
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         (See Item 5)
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Item 5)                                        /__/
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (See Item 5)
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------

                                  Schedule 13D

         On October 26, 1999, Sigma Circuits, Inc., a Delaware company ("Sigma Circuits") and an indirect wholly owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), and T Merger Sub (OR), Inc., an Oregon company ("Merger Sub") and a direct wholly owned subsidiary of Sigma Circuits, Inc., entered into an Agreement and Plan of Merger (the "Merger Agreement") with Praegitzer Industries, Inc. (the "Company"). Pursuant to the Merger Agreement, Merger Sub has commenced a tender offer (the "Offer") for the common stock of the Company (the "Common Stock"), and, following the successful consummation of the Offer, the parties will take the necessary action so that Merger Sub will be merged with the Company (the "Merger"), and the Company will become an indirect wholly owned subsidiary of Tyco. The obligations of Sigma Circuits and Merger Sub under the Merger Agreement are guaranteed by Tyco.

        In connection with the Merger Agreement, Robert L. Praegitzer, the majority shareholder of the Company, has entered into a Shareholder's Agreement (the "Shareholder's Agreement") with Sigma Circuits and Merger Sub. Under the terms of the Shareholder's Agreement, Mr. Praegitzer has agreed, among other things, to tender his shares of Common Stock in the Offer, or, in the case of shares that are subject to certain pledge arrangements and which cannot be tendered in the Offer, to sell such shares to Merger Sub following the successful consummation of the Offer. Mr. Praegitzer has also agreed to vote his shares against any transaction that is inconsistent with the Offer and the Merger. The Shareholder's Agreement terminates upon termination of the Merger Agreement in accordance with its terms.

         Tyco, Sigma Circuits and Merger Sub are referred to as the "Reporting Persons." By reason of the arrangements under the Merger Agreement and the Shareholder's Agreement, the Reporting Persons could be deemed to beneficially own the shares owned by Mr. Praegitzer. In accordance with Rule 13d-4, the Reporting Persons disclaim beneficial ownership of such shares, and the filing of this Schedule 13D shall not be construed as an admission of such beneficial ownership or that the Reporting Persons are obligated to file this Schedule 13D.

         The Reporting Persons have filed a Tender Offer Statement on Schedule 14D-1, dated November 1, 1999 (the "Schedule 14D-1"). The Schedule 14D-1, including its exhibits, contains a discussion of the Offer and the Merger, and reference is made to the Schedule 14D-1 for more complete information concerning the matters referred to above.

Item 1.   Security and Issuer.

          This Statement on Schedule 13D (the "Statement") relates to the Common Stock of the Company. The principal executive offices of the Company are located at 19081 SW 72nd Avenue, Tualatin, Oregon 97062.

                               Page 5 of 11 Pages

Item 2.   Identity and Background.

                  This Statement is being filed by the Reporting Persons. The information set forth in Item 2, "Identity and Background," of the Schedule 14D-1 is incorporated herein by reference. See Item 5.

Item 3.   Source and Amount of Funds or Other Consideration.

                  The information set forth in Item 4, "Source and Amount of Funds or Other Consideration," of the Schedule 14D-1 is incorporated herein by reference.

Item 4.   Purpose of Transaction.

                  The information set forth in Item 5, "Purpose of the Tender Offer and Plans or Proposals of the Bidder," of the Schedule 14D-1 is incorporated herein by reference.

Item 5.   Interest in Securities of the Issuer.

                  The information set forth in Item 6, "Interest in Securities of the Subject Company," of the Schedule 14D-1 is incorporated herein by reference.

Item 6.   Contracts, Arrangements, Understandings or
          Relationships with Respect to Securities of the Issuer.

                  The information set forth in Item 7, "Contracts, Arrangements,
Understandings   or  Relationships   with  respect  to  the  Subject   Company's
Securities," of the Schedule 14D-1 is incorporated herein by reference.

Item 7.  Material to be Filed as Exhibits.

                  The Exhibits filed pursuant to Item 11, "Material to be Filed as Exhibits" of the Schedule 14D-1 are incorporated herein by reference. Exhibit 1 hereto is an "Agreement of Joint Filing" pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended.

                               Page 6 of 11 pages

                                    SIGNATURE

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated:  November 5, 1999



                                           TYCO INTERNATIONAL LTD.

                                            /s/ Mark Swartz
                                           ------------------------------------
                                            By: Mark Swartz
                                                Executive Vice President
                                                and Chief Financial Officer


                               Page 7 of 11 pages

                                    SIGNATURE


          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated:  November 5, 1999



                                            SIGMA CIRCUITS, INC.

                                            /s/ Jeffrey D. Mattfolk
                                            ----------------------------------
                                            By: Jeffrey D. Mattfolk
                                                Vice President


                               Page 8 of 11 pages

                                    SIGNATURE


          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated:  November 5, 1999



                                            T Merger Sub (OR), INC.

                                            /s/ Jeffrey D. Mattfolk
                                            ----------------------------
                                            By: Jeffrey D. Mattfolk
                                                Vice President


                               Page 9 of 11 pages

                                    Exhibit 1


                            Agreement of Joint Filing


                  Pursuant to 13d-1(f) promulgated under the Securities Exchange
Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13D (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

                  IN  WITNESS  WHEREOF,   the  undersigned  have  executed  this
Agreement.


                                               TYCO INTERNATIONAL LTD.

                                               /s/ Mark Swartz
                                               --------------------------------
                                               By: Mark Swartz
                                                   Executive Vice President


                                               SIGMA CIRCUITS, INC.

                                               /s/ Jeffrey D. Mattfolk
                                               --------------------------------
                                               By: Jeffrey D. Mattfolk
                                                   Vice President


                                               T MERGER SUB (OR), INC.

                                               /s/ Jeffrey D. Mattfolk
                                               --------------------------------
                                               By: Jeffrey D. Mattfolk
                                                   Vice President